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                                                                     EXHIBIT 5.2

                [HAYES WHEELS INTERNATIONAL, INC. LETTERHEAD]



                                                 September 12, 1997



Hayes Wheels International, Inc.
38481 Huron River Drive
Romulus, Michigan 48174

               Re:  Offer for All Outstanding
                    9 1/8% Senior Subordinated Notes Due
                    2007 in Exchange for 9 1/8% Series B Senior
                    Subordinated Notes Due 2007 of Hayes Wheels
                    International, Inc. -- Registration Statement on Form S-4

Ladies and Gentlemen:

        I am Assistant General Counsel of Hayes Wheels International, Inc., a Delaware corporation (the "Company"), and in such capacity, have represented the Company in connection with the public offering of up to $400,000,000 aggregate principal amount of 9 1/8% Series B Senior Subordinated Notes Due 2007 (the "New Notes") of the Company which are to be guaranteed on an unsecured senior subordinated basis pursuant to guarantees (the "Guarantees" and, together with the New Notes, the "Securities") by each of Hayes Wheels International- California, Inc., a Delaware corporation ("Hayes California"), Hayes Wheels International-Georgia, Inc., a Delaware corporation ("Hayes Georgia"), Hayes Wheels International-Indiana, Inc., a Delaware corporation ("Hayes Indiana"), Hayes Wheels International-Mexico, Inc., a Delaware corporation ("Hayes Mexico"), MWC Acquisition Sub, Inc., a Delaware corporation ("MWC Acquisition" and, collectively with Hayes California, Hayes Georgia, Hayes Indiana and Hayes Mexico, the "Delaware Subsidiaries"),

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Hayes Wheels International, Inc.
September 12, 1997
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Motor Wheel Corporation, an Ohio corporation ("Motor Wheel") and Hayes
Wheels International-Michigan, Inc., a Michigan corporation ("Hayes Michigan" and, collectively with the Delaware Subsidiaries and Motor Wheel, the "Guarantors"). The New Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in which an aggregate principal amount of up to (i) $250,000,000 of the New Notes (the "New June Notes") will be exchanged for a like principal amount of the issued and outstanding 9 1/8% Senior Subordinated Notes due 2007 that were issued by the Company in an offering pursuant to Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"), to which closed on June 30, 1997 (the "Old June Notes"), and (ii) $150,000,000 of the New Notes (the "New July Notes") will be exchanged for a like principal amount of the issued and outstanding 9 1/8% Senior Subordinated Notes due 2007 that were issued by the Company in an offering pursuant to Rule 144A of the Securities Act which closed on July 22, 1997 (the "Old July Notes" and, collectively with the Old June Notes, the "Old Notes" and together with the New Notes, the "Notes"). The New June Notes are to be governed by an indenture, dated as of June 30, 1997 (the "June Indenture"), by and among the Company, the Guarantors, and The Bank of New York, as trustee (the "Trustee"), and the New July Notes are to be governed by an indenture, dated as of July 22, 1997 (the "July Indenture" and, together with the June Indenture, the "Indentures"), by and among the Company, the Guarantors and the Trustee.

        This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act.

        In rendering the opinion set forth herein, I have examined such corporate records and documents as I have deemed necessary or appropriate as a basis for the opinion set forth below. In my examination, I have assumed the genuineness of all signatures (other than those of the Company and the Guarantors and their respective officers), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, facsimile or photostatic copies, and the authenticity of the originals





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Hayes Wheels International, Inc.
September 12, 1997
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of such copies.  As to any fact material to this opinion which I did not independently establish or verify, I have relied upon statements and representations of the Company and the Guarantors and their respective officers and other representatives and of public officials.

        In rendering the opinion expressed below, I have assumed, without any independent investigation or verification of any kind, that:

        (a) each of the Indentures, Notes and an executed copy of the registration rights agreement dated as of June 30, 1997, by and among the Company, the Guarantors and the initial purchasers of the Old June Notes, and the registration rights agreement dated as of July 22, 1997, by and among the Company, the Guarantors and the initial purchasers of the Old July Notes (collectively, the "Registration Rights Agreements") have been duly authorized, executed and delivered by each party thereto (other than the Company and the Guarantors); and

        (b) each of the Indentures, Notes and Registration Rights Agreements constitutes the valid and binding obligation of each party thereto (other than the Company and the Guarantors), enforceable against such party (other than the Company and the Guarantors) in accordance with its terms.

        My opinion is also subject to the qualification that certain of the remedial provisions and waivers with respect to the Guarantees contained in the Indentures may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Guarantees, each taken as a whole, and each of the Guarantees, each taken as a whole, together with applicable law, contains adequate provisions for the practical realization of the benefits of the guarantee created thereby.

        I am admitted to the Bar of the State of Michigan and I express no opinion as to the laws of any other jurisdiction other than (i) the laws of the State of Michigan and (ii) the General Corporation Law of the State of Delaware.





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Hayes Wheels International, Inc.
September 12, 1997
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        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that when (i) the Registration Statement becomes effective and the Indentures have been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the New Notes have been duly executed by the Company and the Guarantors and authenticated by the Trustee in accordance with the provisions of the respective Indentures and have been delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreements and the respective Indentures, the Guarantees will constitute valid and binding obligations of Motor Wheel and Hayes Michigan entitled to the benefits of the respective Indentures governing such New Notes, enforceable against Motor Wheel and Hayes Michigan in accordance with their terms, in each case, except to the extent that the enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).


                                          Very truly yours,



                                          Patrick B. Carey